As filed with the Securities and Exchange Commission on January 15, 1998
                           Registration No. 333-16007

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                          WHITMAN EDUCATION GROUP, INC.
             (Exact name of registrant as specified in its charter)
                                 --------------


           Florida                                        22-2246554
-------------------------------                        --------------------
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                        Identification No.)



                             4400 Biscayne Boulevard
                              Miami, FL 33137-3227
                                 (305) 575-6510
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                 --------------

                             1996 STOCK OPTION PLAN
                            ------------------------
                            (Full title of the Plan)

                               Richard B. Salzman
               Vice President - Legal Affairs and General Counsel
                          Whitman Education Group, Inc.
                             4400 Biscayne Boulevard
                              Miami, FL 33137-3227
                                 (305) 575-6538
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          WHITMAN EDUCATION GROUP, INC.


     On October 28, 1997, Whitman Education Group, Inc. was reincorporated from a New Jersey corporation to a Florida corporation. This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Act"), so that Whitman Education Group, Inc., a Florida corporation, may expressly adopt this Registration Statement of Whitman Education Group, Inc., a New Jersey corporation, its predecessor, as its own registration statement for all purposes of the Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.
Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

     Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

     The Registrant's bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

     The Registrant has entered into indemnification agreements with each of its officers and directors. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual's involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determine the officer's or director's right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

     The Registrant's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

ITEM 8.  EXHIBITS.

     The following exhibits are either filed herewith or have been previously filed as indicated below:

EXHIBIT
NUMBER   DESCRIPTION                                  METHOD OF FILING

5.1      Opinion of Stearns Weaver Miller             Filed herewith.
         Weissler Alhadeff & Sitterson, P.A.

23.1     Consent of Ernst & Young LLP                 Previously filed.

23.2     Consent of Stockman Kast Ryan &              Previously filed.
         Scrugg, P.C.

23.3     Consent of Stearns Weaver Miller             Filed herewith.
         Weissler Alhadeff & Sitterson, P.A.

24.1     Power of Attorney of Phillip Frost, M.D.     Filed herewith.

24.2     Power of Attorney of Jack R. Borsting        Filed herewith.

24.3     Power of Attorney of Peter S. Knight         Filed herewith.

24.4    Power of Attorney of Lois F. Lipsett          Filed herewith.

24.5    Power of Attorney of Richard M. Krasno        Filed herewith.

24.6    Power of Attorney of Percy A. Pierre          Filed herewith.

24.7    Power of Attorney of Neil Flanzraich          Filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Amendment to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on the 15th day of January, 1998.

                                       WHITMAN EDUCATION GROUP, INC.


                                      BY:    /S/ RICHARD C. PFENNIGER, JR.
                                        -------------------------------------
                                              RICHARD C. PFENNIGER, JR.
                                              CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-8 has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.


SIGNATURE                            TITLE                     DATE

PRINCIPAL EXECUTIVE OFFICER:

/s/ Richard C. Pfenniger, Jr.        Chief Executive Officer   January 15, 1998
-----------------------------
Richard C. Pfenniger, Jr.


PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ Fernando L. Fernandez            VP-Finance and            January 15, 1998
-----------------------------        Chief Financial Officer
Fernando L. Fernandez

DIRECTORS:

       *                             Director                  January 15, 1998
-----------------------------
Phillip Frost, M.D.

/s/ Richard C. Pfenniger, Jr.        Director                  January 15, 1998
-----------------------------
Richard C. Pfenniger, Jr.

       *                             Director                  January 15, 1998
-----------------------------
Jack R. Borsting

       *                             Director                  January 15, 1998
-----------------------------
Peter S. Knight

       *                             Director                  January 15, 1998
-----------------------------
Lois F. Lipsett

       *                             Director                  January 15, 1998
-----------------------------
Richard M. Krasno

       *                             Director                  January 15, 1998
-----------------------------
Percy A. Pierre

       *                             Director                  January 15, 1998
-----------------------------
Neil Flanzraich


*BY:/S/ RICHARD C. PFENNIGER, JR.
----------------------------------
        RICHARD C. PFENNIGER, JR.,
        ATTORNEY-IN-FACT